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                                                                     Exhibit 4.6

                             STOCKHOLDERS AGREEMENT

     This Stockholders Agreement (this "Agreement") dated as of October 27, 2000 is by and among SCF-IV, L.P., a Delaware limited partnership ("SCF"), Cari Investment Company, a Louisiana corporation ("CIC"), Todd M. Hornbeck, Troy A. Hornbeck (collectively, Todd and Troy Hornbeck are referred to as the "Hornbecks") and HORNBECK-LEEVAC Marine Services, Inc., a Delaware corporation (the "Company").

     WHEREAS, the Company and SCF have entered into a Subscription Agreement (the "Subscription Agreement") regarding the sale of Common Stock (as defined herein) of the Company; and

     WHEREAS, the Company and SCF have entered into that certain Registration Rights Agreement (the "Registration Rights Agreement") of even date herewith; and

     WHEREAS, the Company made certain representations and warranties in the Subscription Agreement and granted SCF certain demand registration rights in
Section 2.2 of the Registration Rights Agreement in partial consideration for the provisions of this Agreement; and

     WHEREAS, the parties desire to set forth their agreement with respect to certain matters relating to the transfer and voting of shares of Common Stock and the preemptive rights of SCF;

     NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Definitions. Capitalized terms used herein without definition shall have the meanings given them in the Securities Purchase Agreement. The following are defined terms within this Agreement:

          "Affiliate" of any specified Person means any other Person other than the Company directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

          "Business Day" means a day that is not a Saturday, a Sunday or a day on which banking institutions in New Orleans, Louisiana are not required to be open for business.

          "Capital Stock" of any Person means any and all shares, interests, participation, or other equivalents (however designated) of, or rights, warrants, or options to purchase, corporate stock or any other equity interest (however designated) of or in such Person.

          "CIC" has the meaning specified therefor in the preamble to this Agreement.

          "Common Stock" shall mean common stock, par value $.01, of the Company and

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     all equity securities received in connection with any stock split, stock dividend, reorganization, recapitalization, merger or consolidation of the Company with or into another entity or a similar event. All references herein to Common Stock owned by a Stockholder shall include: (i) the community interest or similar marital property interest, if any, of a spouse of such Stockholder in such Common Stock; and (ii) all of the equity interests and voting rights in the Company which are reflected by Common Stock ownership.

          "Company" has the meaning specified therefor in the preamble of this Agreement.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "Initial Public Offering" shall mean (i) an underwritten public offering of Common Stock pursuant to an effective registration statement filed under the Securities Act (other than any registration statement on Form S-4 or S-8 or any forms succeeding thereto, for purposes permissible under such forms as of the date hereof) wherein the aggregate net proceeds (after deducting all costs, discounts, commissions and other expenses of the offering) is at least $25,000,000, or (ii) a merger or other business combination if, following the consummation of such merger or business combination, the Common Stock is registered under the Exchange Act.

          "Person" means any natural person, partnership, corporation, and any other form of business or legal entity.

          "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "Transfer" shall mean any direct or indirect transfer, assignment, donation, devise, sale, gift, pledge, hypothecation, encumbrance, or other disposition of any security, or any interest therein, whether voluntary or involuntary, including without limitation any disposition or transfer as a part of any liquidation of assets or any reorganization pursuant to the United States' or any other jurisdiction's bankruptcy law or other similar debtor relief laws. The term "Transfer," shall also include a transaction involving a change of ownership interest or voting power of a Securityholder entered into for the purpose or with the effect of avoiding the restrictions on the Transfer of the Common Stock provided herein or other any other provision hereof governing Transfers.

          "Transferee" shall mean every Person who acquires Common Stock from SCF.

     2. Preemptive Rights. From and after the date hereof and until the date on which the Company completes an Initial Public Offering (the "Termination Date"), SCF shall have a preemptive right to purchase its proportionate share of any additional shares of Capital Stock issued by the Company (other than (a) shares issued pursuant to plans for the benefit of employees, consultants, or directors of the Company or any of its subsidiaries (b) shares issued pursuant to warrants to purchase Common Stock outstanding on the date hereof and (c) shares issued otherwise than for cash), at the same price and on the same terms as the shares to be sold

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by the Company. In determining the number of shares SCF shall have a right to purchase in any issuance of shares by the Company, the number of shares outstanding shall be determined on a fully diluted basis and the number of shares SCF shall be entitled to purchase shall be calculated by multiplying the total number of shares of Capital Stock to be issued in such issuance by a fraction the numerator of which shall be the aggregate number of shares of Common Stock then owned by SCF that were acquired pursuant to the Subscription Agreement or this Section 2 and the denominator of which shall be the total shares of Common Stock then outstanding or issuable pursuant to then outstanding options, warrants and convertible securities. The Company shall notify SCF in writing at least 10 Business Days prior to the issuance of any shares of Capital Stock that is to occur prior to the Termination Date. The Company may sell to others the securities offered to SCF but not subscribed by SCF within 10 Business Days after the receipt of such offer, during a period not to exceed 60 Business Days after the receipt by SCF of such offer. Thereafter, any issuance by the Company must again be preceded by an offer to SCF. SCF shall be entitled to delay the purchase of the securities for which it has subscribed for up to 15 Business Days.

     3. Standstill.

          (a) After the date hereof, SCF will not, and SCF and L. E. Simmons & Associates Incorporated ("LESA") will cause their direct or indirect majority owned entities not to, acquire, either directly or indirectly, any voting securities of the Company other than pursuant to Section 2 hereof, unless such acquisition has been approved in advance by the Board of Directors of the Company; provided that SCF may acquire such additional voting securities of the Company as long as, after giving effect to such acquisition, the percentage of the Company's outstanding voting securities owned by SCF does not exceed 22.1% of the Company's securities on a fully diluted basis, as such percentage has been subsequently decreased by any issuances of capital stock by the Company. Notwithstanding any decrease referred to in the final clause of the preceding sentence, SCF shall be entitled (provided it does not solicit such purchases) to purchase shares of capital stock of the Company that are offered to it for purchase so long as, upon consummation of any such purchases, the percentage of the Company's outstanding voting securities owned by SCF on a fully diluted basis would not exceed 20%. SCF will not act together with any other person(s) so that, were such rule applicable, SCF would be deemed to be a beneficial owner of such securities under Rule 13d-5(b)(1) where such actions have a purpose or effect of changing control of the Company. Notwithstanding the foregoing, nothing herein shall affect the ability of a director of the Company, SCF or LESA to fulfill applicable fiduciary duties.

     4. Competing Offer. SCF agrees to give the Company within ten (10) days following such occurrence written notice of the occurrence of an "Event" as that term is hereinafter defined. For purposes of this Section 4, an Event is any of the following:

          (a) A decision by SCF to sell to one person, or group of persons acting in concert, shares of Common Stock representing five percent (5%) or more of the Company's Common Stock (hereinafter a "Block Sale");

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          (b) A decision by SCF to consider accepting an unsolicited offer to make a Block Sale to one person or group of persons acting in concert;

          (c) A decision by SCF to request an investment banker or broker to locate a purchaser for a Block Sale.

Upon giving notice to the Company of an Event, SCF will meet with the Company to discuss the Event and provide the Company with the terms of any solicited or unsolicited offer to sell received by SCF, and the opportunity to make or sponsor a competing offer. Ten (10) days after such meeting or if the Company indicates it is not interested in such a meeting or if the Company is unwilling to meet SCF within five (5) days after the giving of notice by SCF, SCF shall be entitled to sell its shares of Common Stock to any person in SCF's sole discretion subject to the other provisions of this Agreement. SCF will give notice (a "Termination Notice") to the Company at the time that the potential transaction leading to the notice of an Event ceases to be under active consideration by SCF. If a new or revived potential transaction constituting an Event occurs within 90 days after the giving of such Termination Notice and SCF gives notice of such an Event to the Company within that 90 day period, then the ten (10) day notice requirement will again be applicable. If the Company breaches its obligation to effect a Special Demand Registration under the terms of the Registration Rights Agreement, the provisions of this Section 4 shall terminate.

     5. Transfers of Common Stock. SCF may not Transfer any of its Common Stock to any Person who is, either directly or indirectly through one or more subsidiaries, a competitor of the Company, or affiliate of such competitor, engaged in the business of operating marine vessels; provided that following a public offering of shares of Common Stock by the Company, sales in "brokers' transactions" within the meaning of Section 4(4) of the Securities Act of 1933, pursuant to an underwritten offering or otherwise, to the extent SCF does not knowingly sell to a competitor, shall not be subject to this prohibition. The Company agrees to notify SCF within three (3) Business Days following any request from SCF addressed to the attention of the President and/or the Chief Executive Officer regarding whether a prospective purchaser of Common Stock would constitute such a competitor.

     6. Tag-Along Rights.

          (a) For purposes of this Agreement, the following shall constitute a "Triggering Event":

          The receipt by Todd M. Hornbeck, Christian G. Vaccari or SCF (the "Potential Sellers") from any person or entity of a bona fide written offer to purchase or otherwise acquire for a valuable consideration any Common Stock held by Todd M. Hornbeck, Christian G. Vaccari or SCF, respectively, that such person desires to accept (a "Purchase Offer").

     Upon the occurrence of a Triggering Event, the recipient of a Purchase Offer shall promptly give notice to the other Potential Sellers of the occurrence of the Triggering Event together with a copy of the offer executed by the offeror (a "Trigger Notice").

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          (b) Upon the occurrence of a Triggering Event, the following provisions shall apply.

               (i) If Todd M. Hornbeck and/or Christian G. Vaccari is the recipient of a Purchase Offer, SCF shall have the right and option to participate along with either or both of Mr. Hornbeck or Mr. Vaccari, as sellers, in the sale of Common Stock pursuant to a Purchase Offer received by Mr. Hornbeck or Mr. Vaccari or both, which right and option shall be exercised by delivering written notice to such effect to the Potential Seller(s) that provided the Trigger Notice within 15 days after the date of the Trigger Notice. SCF and each of the Potential Sellers that provided the Trigger Notice shall be entitled to sell shares of Common Stock pursuant to the Purchase Offer on the terms and conditions set forth on the Purchase Offer and in a quantity calculated by multiplying (X) the total number of shares of Common Stock that are subject to the Purchase Offer by (Y) a fraction, the numerator of which is equal to the number of shares of Common Stock owned by such Potential Seller and the denominator of which is equal to the number of shares of Common Stock owned by all the Potential Sellers desiring to sell in the Purchase Offer. In such circumstances, the Potential Seller(s) providing the Trigger Notice shall not sell any of the Common Stock which it owns pursuant to the Purchase Offer unless SCF is permitted to participate in the sale as provided herein.

               (ii) If SCF, in compliance with its other contractual obligations hereunder, including restrictions on the transfer of its Common Stock, is the recipient of a Purchase Offer, Todd M. Hornbeck and Christian
          G. Vaccari shall have the right and option to participate along with SCF in the sale of the Common Stock pursuant to the Purchase Offer, which right and option shall be exercised by delivering written notice to such effect to SCF within fifteen (15) days after the date of the Trigger Notice. In such event, SCF and each of the other Potential Sellers that elects to participate in such sale shall be entitled to sell shares of Common Stock pursuant to the Purchase Offer on the terms and conditions set forth in the Purchase Offer and in a quantity calculated by multiplying (X) the total number of shares of Common Stock that are subject to the Purchase Offer by (Y) a fraction, the numerator of which is equal to the number of shares of Common Stock owned by such Potential Seller and the denominator of which is equal to the number of shares of Common Stock owned by all the Potential Sellers desiring to sell in the Purchase Offer; provided, however, that for the purposes of this subsection 6(b)(ii) and the determination of the applicable percentage interests, each of Mr. Hornbeck and Mr. Vaccari shall be deemed to own only 35% of the shares that they own on the date of such calculation, including shares deemed owned pursuant to clause (iii) below. SCF shall not be entitled to sell any of its Common Stock pursuant to the Purchase Offer unless each electing Potential Seller is permitted to participate in the sale as provided herein.

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               (iii) For purposes of this Section 6, Mr. Vaccari shall be deemed to own 1/3 of the shares owned by Cari Investment Company in addition to those shares owned by him directly. Mr. Vaccari agrees to cause
          Cari Investment Company to comply with this Section to allow Potential Sellers to tag-along with sales of shares of Common Stock by Cari Investment Company to the extent such shares to be sold by Cari Investment Company are attributable to Mr. Vaccari's 1/3 interest in Cari Investment Company.

               (iv) The rights and obligations set forth in this Section 6 shall terminate upon the Company's Initial Public Offering.

     7. Corporate Governance Matters.

          (a) Designation of Directors. The Company agrees that, so long as SCF owns at least 5% of the outstanding Common Stock (or other applicable voting securities of the Company, or, prior to the Initial Public Offering, so long as it owns at least 80% of the Common Stock acquired pursuant to the Subscription Agreement), SCF shall have the right to designate one (1) director to the Board of Directors of the Company. SCF recognizes and acknowledges that pursuant to that certain Voting Agreement between the Company, Cari and the Hornbecks dated June 5, 1997, as amended by the Amendment to Voting Agreement between the Company, Cari and the Hornbecks dated June 5, 1998, the Hornbecks, collectively, and Cari each have the right to designate an equal number of directors, that number being two (2) each as of the date hereof.

          (b) Vacancies and Removals. The Company and SCF agree that any designee specified in (a) above may be removed only by the party designating such director, and any vacancy resulting from the resignation, removal or death of any director designated by a party hereto may be filled only by a designee of the party designating such director. The Company, the Hornbecks, Cari and SCF shall take no action to remove any such director designated by any party hereto or to fill any such vacancy, except as provided in this Agreement.

          (c) Stockholder Action. The Hornbecks and Cari hereby agree, and Mr. Vaccari agrees to cause Cari Investment Company to vote their respective shares of Common Stock (and to execute any requested written consent in lieu of a meeting) from time to time as may be necessary to elect the designee of SCF to the Board of Directors and to take any other action necessary to accomplish the purposes of this Section; provided that the Hornbecks', Cari's and Mr. Vaccari's obligations under this paragraph shall terminate if, at any time following an Initial Public Offering, SCF ceases to own more than 5% of the then outstanding shares of Common Stock. SCF hereby agrees to vote its shares of Common Stock (and to execute any requested written consent in lieu of a meeting) from time to time as may be necessary to elect two (2) designees of the Hornbecks and two (2)

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     designees of Cari to the Board of Directors, and to take any other action necessary to accomplish the purposes of this Section; provided that SCF's obligation under this paragraph shall terminate if, at any time following an Initial Public Offering, SCF ceases to own more than 5% of the then outstanding shares of Common Stock.

     8. Legend on Certificate; Stop Transfer Orders. SCF agrees to the placement of a conspicuous legend on all certificates representing shares of Common Stock indicating that such securities may not be Transferred except in accordance with this Agreement and to the entry of a stop transfer order with the transfer agent for such securities against the transfer of such securities except in accordance with this Agreement. Such legend shall be substantially in the following form:

     BY THE TERMS OF A STOCKHOLDERS AGREEMENT DATED __________, 2000 AMONG CERTAIN STOCKHOLDERS AND THE CORPORATION (THE "STOCKHOLDER'S AGREEMENT"), CERTAIN RESTRICTIONS HAVE BEEN PLACED ON THE TRANSFER AND VOTING OF THE SHARES REPRESENTED BY THIS CERTIFICATE. NEITHER THESE SECURITIES NOR ANY INTEREST HEREIN MAY BE TRANSFERRED, BY MEANS OF A DIRECT OR INDIRECT SALE, ASSIGNMENT, DONATION, TRANSFER, DEVISE, PLEDGE, HYPOTHECATION, ENCUMBRANCE OR OTHER DISPOSITION OF LEGAL TITLE OR BENEFICIAL INTEREST HEREIN, EXCEPT IN ACCORDANCE WITH THE STOCKHOLDERS AGREEMENT. A COPY OF THE STOCKHOLDERS AGREEMENT HAS BEEN PLACED ON FILE BY THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE AND IS AVAILABLE FOR INSPECTION.

     9. Miscellaneous.

          (a) Termination. Except as otherwise set forth herein and except for
     Section 5 hereof which shall survive for so long as SCF and its affiliates own at least 5% of the Company's Common Stock, the terms of this Agreement shall terminate on the closing of an Initial Public Offering.

          (b) Assignment; Successors and Assigns. This Agreement is not assignable by SCF. This Agreement shall inure to the benefit of and be binding upon the successors of the parties hereto.

          (c) Arbitration. Any controversy, dispute or claim arising out of or related to this Agreement (a "Dispute") shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, by an arbitrator mutually agreed to by the parties. In the event the parties are unable to agree to the selection of an arbitrator within 10 days after the written notification by either party to this Agreement of the commencement of a Dispute, each party shall appoint one arbitrator, who shall be an impartial person. Those two persons shall select a third person to serve as the arbitrator. Any arbitration shall be held in New Orleans, Louisiana within 90 days of the appointment of the arbitrator.

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     The decision by the arbitrator shall be final and binding on each party.
     The arbitrator shall execute and deliver to each party its decision in writing. Judgment upon the award, if any, rendered by the arbitrator may be entered in any court having jurisdiction over the parties. No award by the arbitrator shall assess consequential, exemplary or punitive damages, but may assess the arbitration costs and expenses, including without limitation, attorneys fees of the parties, in a manner deemed equitable by the arbitrator, taking into account the arbitration decision. The parties to any Dispute shall maintain the confidentiality of any Dispute and any related arbitration proceeding for a period of 18 months, unless such disclosure is required by law and except to the extent either party shall reasonably designate in writing any information as being subject to confidentiality for a longer period, in which event the obligation to maintain confidentiality shall not terminate but shall continue for the period specified by such party. Notwithstanding the foregoing, the obligation of confidentiality specified herein shall not include any information which (i) is or becomes generally available to the public through no fault of the party bound by such obligation of confidentiality,
     (ii) was known by such party at the time of disclosure or is thereafter acquired from a source that was not known after inquiry to be prohibited from making such disclosure or (iii) is independently developed by such party.

          (d) Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

          (e) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

          (f) Choice of Law. The laws of the State of Delaware shall govern this Agreement without regard to principles of conflict of laws.

          (g) Saving Clause. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

          (h) Integrated Agreement. This Agreement, together with the Subscription Agreement and the documents and instruments to be executed in connection therewith, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement, the Subscription Agreement and the documents and instruments to be executed in connection therewith supersede all prior agreements and understandings between the parties with respect to such subject matter.

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          (i) Amendment. This Agreement may be amended only by means of a written amendment signed by all of the parties hereto.

          (j) Notices. All notices provided for hereunder shall be given by telecopy (confirmed by overnight delivery), air courier guaranteeing overnight delivery or personal delivery at the following addresses:

          HORNBECK-LEEVAC Marine Services, Inc.
          414 North Causeway Boulevard
          Mandeville, Louisiana 70471
          Attention: Christian G. Vaccari

          Cari Investment Company
          1100 Poydras Street, Suite 2000
          New Orleans, Louisiana 70163
          Attention: Christina G. Vaccari
          Telecopier: 504-727-2006

          Todd M. Hornbeck
          c/o HORNBECK-LEEVAC Marine Services, Inc.
          414 North Causeway Boulevard
          Mandeville, Louisiana 70471
          Telecopier:  504-727-2006

          Troy A. Hornbeck
          c/o HORNBECK-LEEVAC Marine Services, Inc.
          414 North Causeway Boulevard
          Mandeville, Louisiana 70471
          Telecopier:  504-727-2006

     or to such other address as any such party may designate by notice in the manner provided above. All such notices shall be deemed to have been delivered and received at the time delivered by hand, if personally delivered, when receipt acknowledged, if telecopied, and on the next business day, if timely delivered to an air courier guaranteeing overnight delivery.

          (k) Authority. Each signatory hereto signing in a representative capacity represents and warrants to every party that his principal has duly authorized him to execute this Agreement on its behalf and that he has the power to bind his principal to this Agreement by such signature.

          (l) Effective and Binding. Notwithstanding anything else in this Agreement, this Agreement will only become effective and binding on the parties hereto upon the closing under the Subscription Agreement of the sale of 8,150,944 shares of Common Stock to SCF.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

                                     HORNBECK-LEEVAC MARINE SERVICES, INC.

                                     By: /s/ Christian G. Vaccari
                                     Name: Christian G. Vaccari
                                     Title: Chief Executive Offices


                                     SCF-IV, L.P.
                                     a Delaware limited partnership

                                     By: SCF-IV, G.P., Limited Partnership,
                                         its general partner

                                         By: L. E. Simmons & Associates
                                             Incorporated, its general partner



                                             By: /s/ Anthony F. DeLuca
                                                 Anthony F. DeLuca
                                                 Managing Director


                                     CARI INVESTMENT COMPANY

                                     By: /s/ Christian G. Vaccari
                                     Name: Christian G. Vaccari
                                     Title: President



                                     /s/ Todd M. Hornbeck
                                     Todd M. Hornbeck

                                     /s/ Todd M. Hornbeck
                                     Troy A. Hornbeck, by
                                     Todd M. Hornbeck,
                                     Attorney-in-Fact

                   [Signature Page to Stockholders Agreement]

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ACKNOWLEDGED AND AGREED TO
solely for purposes of being bound by Section 3 hereof.

L. E. SIMMONS & ASSOCIATES INCORPORATED

By: /s/ Anthony F. DeLuca
    Anthony F. DeLuca
    Managing Director









                   [Signature Page to Stockholders Agreement]